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                                                                   EXHIBIT 99.1

                     [SIBIA NEUROSCIENCES, INC. LETTERHEAD]

               SIBIA Neurosciences Adopts Shareholder Rights Plan

        LA JOLLA, Calif., March 18 /PRNewswire/ -- SIBIA Neurosciences, Inc. (Nasdaq-NNM; SIBI) announced that its Board of Directors approved the adoption of a Shareholder Rights Plan under which all shareholders of record as of April 2, 1997 will receive rights to purchase shares of a new series of Preferred Stock.

        The Rights Plan is designed to enable all SIBIA shareholders to realize the Full value of their investment and to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire SIBIA. The adoption of the Rights Plan is intended as a means to guard against abusive takeover tactics.

        The rights will be distributed as a non-taxable dividend and will expire in ten years from the Record Date. The rights will be exercisable only if a person or group acquires 15 percent or more of the Common Stock. If a person acquires 15 percent or more of SIBIA's Common Stock at a discount. The effect will be to discourage acquisitions with the Board.

        The rights will trade with SIBIA's Common Stock, unless and until they are separated upon the occurrence of certain future events. The rights distribution is not taxable to the stockholders. SIBIA's Board of Directors may terminate the Plan at any time or redeem the rights prior to the time a person acquires more than 15 percent of the SIBIA Common Stock. Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all stockholders following the Record Date.

        SIBIA Neurosciences, Inc. is engaged in the discovery and development of novel, small-molecule therapeutics for treating disorders of the nervous system based on its proprietary technology platforms and fully integrated drug discovery capabilities. SIBIA is focusing its efforts on developing compounds for the treatment of Parkinson's disease, Alzheimer's disease, stroke, depression, epilepsy, chronic pain, schizophrenia and other disorders. The Company currently has collaborations with Eli Lilly and Company, Novartis AG, Bristol-Myers Sqiubb Company and Meiji Seika Kaisha, ltd.

        This press release contains forward-looking statements that involve risks and uncertainties. As a result, actual results could differ materially from those discussed herein. These risks and uncertainties include SIBIA's early stage of development, the new uncertain state of SIBIA's technologies, SIBIA's future capital needs and the uncertainty of receiving additional funding, uncertainties regarding patents, proprietary rights and regulatory matters, and other research, development and market risks. These and other risks and uncertainties are more fully set forth in SIBIA's Prospectus included in its Registration Statement on FORM S-1 filed in connection with its initial public offering as well as in SIBIA's most recently filed form 10-Q.

                                     (more)
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SOURCE  SIBIA
    -0-                              03/18/97
     /CONTACT: William T. Comer, Ph.D., President and Chief Executive Officer, or Thomas A. Reed, Vice President, Finance and Administration, both of SIBIA, C19-452-5892/
    (SIBI)


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